HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS SECOND-QUARTER 2014 FINANCIAL RESULTS
- Second Consecutive Quarter of Record Results Driven by Acquisition Benefits,
Activewear Performance, and Supply Chain Manufacturing Execution
- Excluding Actions, Net Sales up 12%, Operating Profit up 27% and EPS up 44%
- Full-Year Adjusted EPS Guidance Increased to a Range of $5.20 to $5.40, an increase of
$0.40 from the previous range of $4.80 to $5.00

WINSTON-SALEM, N.C. (July 23, 2014) - HanesBrands (NYSE: HBI), a leading marketer of everyday basic apparel under world-class brands, announced today that acquisition benefits, strong Activewear performance, and increased operating efficiencies drove record second-quarter financial results. Despite a restrained consumer-spending environment, the company again raised its full-year adjusted EPS guidance.

For the second-quarter ended June 28, 2014, net sales increased 12 percent to $1.34 billion, adjusted operating profit excluding actions increased 27 percent to $231 million, and adjusted diluted EPS excluding actions increased 44 percent to $1.71. (Unless noted, all consolidated measures and comparisons in this news release are adjusted to exclude second-quarter 2014 pretax charges of $24 million related to the acquisition of Maidenform Brands, Inc., and other actions. On a GAAP basis, operating profit increased 14 percent to $207 million, and diluted EPS increased 27 percent to $1.51. See the GAAP reconciliation section below.)

Primary contributors to the record quarterly results despite a continuing uncertain economic environment were increased margins and operating profit as a result of the company’s Innovate-to-Elevate strategy; strong Activewear segment results; increased supply chain manufacturing efficiencies; tight control of selling, general and administrative costs; and successful integration of Maidenform Brands, Inc., which was acquired in October 2013.

As a result of strong second-quarter 2014 results, the company has raised its 2014 full-year financial guidance. Increased full-year expectations include adjusted EPS of $5.20 to $5.40, up $0.40; adjusted operating profit of $710 million to $730 million, up $45 million; and net cash from operating activities of $500 million to $600 million, up $25 million. The company has refined its expectations for net sales for the year to approximately $5.075 billion.

“Our record first-half results are a testament to the value we are creating through our Innovate-to-Elevate, self-owned supply chain, and acquisition strategies,” Hanes Chief Executive Officer Richard A. Noll said. “We remain confident in our business model and our performance momentum. We increased our operating profit margin by 200 basis points in the first half, and we raised our full-year EPS guidance for the second quarter in succession.”

HanesBrands Reports Second-Quarter 2014 Financial Results - Page 2

Second-Quarter 2014 Financial Highlights and Business Segment Summary

Key accomplishments for the second quarter include:

Sales Growth in Each Business Segment. Each business segment contributed to the total net sales increase of $143 million in the second quarter. Significant contributions came from Activewear segment growth and Maidenform benefits to each of the other segments. Excluding the Maidenform acquisition, net sales on a constant currency basis increased nearly 1 percent versus the year-ago quarter.

Innovate-to-Elevate Drives Margin Improvement. Hanes’ Innovate-to-Elevate strategy, which harnesses synergies from combining the company’s brand power, supply chain leverage, and product innovation platforms, drove adjusted gross margin improvement in the second quarter of 160 basis points and adjusted operating margin improvement of 210 basis points. The company’s adjusted operating profit margin of 17.2 percent was a second-quarter record.

Significant SG&A Leverage. Despite adding the acquired Maidenform operations, Hanes’ adjusted selling, general and administrative expenses increased by only $23 million in the quarter versus a year ago. As a percentage of sales, Hanes improved its adjusted SG&A leverage by 60 basis points - 20.6 percent of sales in the quarter versus 21.2 percent a year ago.

Maidenform Integration Milestones Achieved. The integration of Maidenform is progressing on schedule. In July, Hanes began the first production of Maidenform bra styles in its self-owned intimate apparel supply chain plants. In the first quarter, all Maidenform financial reporting, forecasting, ordering, inventory, purchasing and direct-to-consumer operations moved onto Hanes’ financial and operating systems.

Business Momentum Built on Innovate-to-Elevate, Self-Owned Low-Cost Supply Chain, and Acquisitions. Hanes’ record first-half results and guidance for the full year are based on the company’s business model to create value through executing its Innovate-to-Elevate strategy, relying on its self-owned low-cost global supply chain, and making disciplined acquisitions.

“Our innovation strategy is succeeding, our supply chain is a competitive advantage, and we have developed strong integration capabilities,” said Richard D. Moss, Hanes chief financial officer. “We are achieving SG&A savings from the Maidenform integration ahead of schedule, and we have announced our intention to acquire DBApparel of Europe. The soundness of our strategies coupled with our strong balance sheet and disciplined use of free cash flow gives us confidence in the value-creation potential of our business model for many years to come.”

Key business highlights include:

Innerwear Segment. Innerwear net sales increased 15 percent in the second quarter, driven by the Maidenform acquisition as well as intimate apparel growth in the base business. Operating profit increased 19 percent with significant contributions from Maidenform and base business intimate apparel and basics.

HanesBrands Reports Second-Quarter 2014 Financial Results - Page 3

•
Retail Environment. Sales in the quarter were affected by a continued uneven and challenging retail environment, even with the Easter holiday selling period occurring in the second quarter of 2014 versus the first quarter in 2013. Intimate apparel sales performed better than underwear basics. However, innovation platforms, including ComfortBlend and X-Temp underwear and Flexible Fit bras, continued to outperform their respective categories.

•
Strong Profit Increase. Despite a difficult selling environment, operating profit increased as a result of Innovate-to-Elevate. The segment’s operating profit margin increased 80 basis points to 23 percent of sales.

Activewear Segment. The Activewear segment continued to deliver strong sales and profit performance in both the first and second quarters. Net sales increased 8 percent in the second quarter and 9 percent for the first half. Sales growth was magnified into operating profit growth of 23 percent in the second quarter and 33 percent for the first half.

•
Record Profitability. The segment’s operating profit was a record for both the first and second quarters. The segment’s operating profit margin of 14.4 percent in the quarter increased 180 basis points over the prior-year quarter, and the first-half operating profit margin of 12.7 percent was up 230 basis points.

•
Strength across Businesses. All of the segment’s businesses - retail, branded printwear, and Gear for Sports - delivered sales and profit growth in the second quarter and first half of 2014. The segment has benefitted from increased channel penetration and shelf-space gains, innovation platform success, and supply-chain leverage through increased internalized production.

International Segment. Currency continued to have a significant negative impact on International net sales and profits. On a constant-currency basis, International net sales increased 11 percent in the second quarter and operating profit increased 35 percent. As reported, International net sales increased 5 percent and operating profit increased 26 percent.

Direct to Consumer Segment. Net sales for the Direct to Consumer segment increased 13 percent and operating profit increased 31 percent in the second quarter, with the acquisition of Maidenform contributing to both comparisons versus the year-ago quarter.

Maidenform Acquisition Integration. Maidenform contributed net sales of approximately $141 million in the second quarter.

•
Acquisition synergies. Hanes expects to achieve full synergies from the Maidenform acquisition within three years. After full synergies, the acquisition is expected to annually contribute more than $500 million in net sales and $80 million in operating profit.

•
Integration progressing on schedule. Hanes substantially completed its integration of Maidenform headquarter business functions in the second quarter 2014. All Maidenform financial reporting and business operations have moved onto Hanes’ financial and operating systems. The company anticipates closing the Maidenform Fayetteville, N.C., distribution center by the end of 2014. The first internalized production of select Maidenform bra styles in Hanes’ self-owned supply chain began in July as planned.

HanesBrands Reports Second-Quarter 2014 Financial Results - Page 4

DBApparel Acquisition Announcement. During the second quarter, Hanes announced that it intends to acquire DBApparel, a France-based leading European marketer of intimate apparel, hosiery and underwear that used to be a sister division to Hanes under previous corporate ownership.

The acquisition is contingent upon completion of consultations with European and French works councils representing DBA employees as well as customary closing conditions. The works consultations are under way, and Hanes continues to believe that the all-cash acquisition could close as soon as the third quarter of 2014.

2014 Guidance

The company’s guidance for full-year performance measures does not include any potential contribution from the pending acquisition of DBApparel. Any contribution would depend upon the timing of the acquisition and would be communicated after closing.

Based on second-quarter results, Hanes has increased its profit outlook for 2014 and updated its sales outlook compared with previous guidance issued when first-quarter results were announced April 24, 2014.

For 2014, Hanes expects net sales to be approximately $5.075 billion, refined from previous guidance of slightly less than $5.1 billion. Adjusted operating profit excluding actions is expected to be $710 million to $730 million, an increase of $45 million across the range; adjusted EPS excluding actions is expected to be $5.20 to $5.40, an increase of $0.40 across the range; and net cash from operating activities is expected to be $500 million to $600 million, an increase of $25 million across the range.

The company expects its acquisition of Maidenform to contribute approximately $500 million in sales and operating profit of approximately $35 million to $40 million in 2014, up from a previous estimate of approximately $30 million.

Interest expense and other expense are expected to be approximately $85 million combined. Inherent in the company’s guidance is a full-year tax rate in the low teens. As is typical, Hanes expects its tax rate will fluctuate by quarter, with the rate being lower in the second half of the year.

The company expects to make pension contributions of approximately $60 million and has refined its guidance for net capital expenditures to approximately $70 million.

The company expects slightly more than 103 million weighted average shares outstanding in 2014.

Charges for Actions and Reconciliation to GAAP Measures

Adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), and EBITDA are not generally accepted accounting principle measures. Hanes has chosen to provide these non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations. Non-GAAP measures should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies.

HanesBrands Reports Second-Quarter 2014 Financial Results - Page 5

Hanes incurred pretax charges of $24 million in the second quarter and $43 million in the first quarter for actions related to the acquisition and integration of Maidenform and for actions primarily related to supply chain optimization and regional alignment of commercial operations.

Adjusted EPS is defined as diluted earnings per share excluding actions and the tax effect on actions. Adjusted EPS for the second quarter 2014 was $1.71, while on a GAAP basis, diluted EPS was $1.51 in the quarter versus $1.19 a year ago.

Adjusted operating profit is defined as operating profit excluding actions. Adjusted operating profit for the second quarter was $231 million, while on a GAAP basis, operating profit for the quarter was $207 million versus $181 million a year ago.

Adjusted net income is defined as net income excluding actions and the tax effect on actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. The company believes that these measures provide investors with additional means of analyzing the company’s performance absent the effect of acquisition-related expenses and other actions.

See Table 5 attached to this press release to reconcile adjusted measures with their respective GAAP measures.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although the company does not use EBITDA to manage its business, it believes that EBITDA is another way that investors measure financial performance. See Table 2 attached to this press release to reconcile EBITDA with the GAAP measure of net income.

For the company’s 2014 guidance, which does not include any potential contribution from the pending acquisition of DBApparel, adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions, and adjusted operating profit is defined as operating profit excluding actions. Hanes’ current estimate for pretax charges in 2014 for the Maidenform acquisition and other actions is approximately $80 million to $100 million, but actual charges could vary significantly. The company believes guidance for adjusted EPS and adjusted operating profit provides investors with an additional means of analyzing the company’s performance absent the effect of acquisition-related expenses and other actions.

On a GAAP basis, which also does not include any potential contribution from the pending acquisition of DBApparel, full-year 2014 diluted EPS will vary depending on actual performance, charges and tax rate. GAAP diluted EPS could be in the range of $4.35 to $4.75. GAAP operating profit for 2014 could be in the range of $610 million to $650 million.

Webcast Conference Call

Hanes will host an Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast, consisting of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 5:30 p.m.

HanesBrands Reports Second-Quarter 2014 Financial Results - Page 6

An archived replay of the conference call webcast will be available at www.Hanes.com/investors. A telephone playback will be available from approximately midnight EDT today through midnight EDT July 30, 2014. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 74068127.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements following the heading “2014 Guidance,” statements regarding the value creation potential of the business, as well as statements about the benefits anticipated from the Maidenform and DBApparel acquisitions, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the failure of businesses we acquire to perform to expectations; current economic conditions, including consumer spending levels and the price elasticity of our products; legal, regulatory, political and economic risks associated with our operations in international markets, including the risk of significant fluctuations in foreign exchange rates; the highly competitive and evolving nature of the industry in which we compete; unanticipated business disruptions or the loss of one or more suppliers in our global supply chain; our ability to effectively manage our inventory and reduce inventory reserves; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, as well as in the investors section of our corporate website at www.Hanes.com/investors. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, Maidenform, Flexees, JMS/Just My Size, barely there, Wonderbra and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, men’s underwear, children’s underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. Ranked No. 512 on the Fortune 1000 list, Hanes has approximately 49,700 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. Hanes is a U.S. Environmental Protection Agency Energy Star 2014, 2013 and 2012 Sustained Excellence Award winner and 2010 and 2011 Partner of the Year award winner. The company has been ranked on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate.

# # #

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 28, 2014	June 29, 2013	% Change	June 28, 2014	June 29, 2013	% Change
Net sales	$1,342,052	$1,199,205	11.9%	$2,401,422	$2,144,666	12.0%
Cost of sales	837,698	763,723		1,540,291	1,381,885
Gross profit	504,354	435,482	15.8%	861,131	762,781	12.9%
As a % of net sales	37.6%	36.3%		35.9%	35.6%
Selling, general and administrative expenses	297,230	254,035		582,219	496,191
As a % of net sales	22.1%	21.2%		24.2%	23.1%
Operating profit	207,124	181,447	14.2%	278,912	266,590	4.6%
As a % of net sales	15.4%	15.1%		11.6%	12.4%
Other expenses	660	751		1,095	1,215
Interest expense, net	21,119	25,221		42,937	50,844
Income before income tax expense	185,345	155,475		234,880	214,531
Income tax expense	30,767	33,889		38,742	41,566
Net income	$154,578	$121,586	27.1%	$196,138	$172,965	13.4%

Earnings per share:
Basic	$1.54	$1.22	26.2%	$1.95	$1.74	12.1%
Diluted	$1.51	$1.19	26.9%	$1.92	$1.70	12.9%

Weighted average shares outstanding:
Basic	100,480	99,855		100,432	99,624
Diluted	102,057	102,013		102,036	101,729

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 28, 2014	June 29, 2013	% Change	June 28, 2014	June 29, 2013	% Change
Segment net sales:
Innerwear	$788,330	$687,319	14.7%	$1,359,484	$1,184,344	14.8%
Activewear	317,814	294,231	8.0%	612,318	561,417	9.1%
Direct to Consumer	104,352	92,633	12.7%	188,066	172,716	8.9%
International	131,556	125,022	5.2%	241,554	226,189	6.8%
Total net sales	$1,342,052	$1,199,205	11.9%	$2,401,422	$2,144,666	12.0%

Segment operating profit:
Innerwear	$181,667	$152,702	19.0%	$277,422	$242,444	14.4%
Activewear	45,709	37,120	23.1%	77,704	58,429	33.0%
Direct to Consumer	11,848	9,064	30.7%	11,147	9,196	21.2%
International	16,060	12,732	26.1%	24,371	15,014	62.3%
General corporate expenses/other	(24,115)	(30,171)	(20.1)%	(45,050)	(58,493)	(23.0)%
Acquisition, integration and other action related charges	(24,045)	—	NM	(66,682)	—	NM
Total operating profit	$207,124	$181,447	14.2%	$278,912	$266,590	4.6%

EBITDA[1]:
Net income	$154,578	$121,586		$196,138	$172,965
Interest expense, net	21,119	25,221		42,937	50,844
Income tax expense	30,767	33,889		38,742	41,566
Depreciation and amortization	22,981	22,409		46,040	45,630
Total EBITDA	$229,445	$203,105	13.0%	$323,857	$311,005	4.1%

¹	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 28, 2014	December 28, 2013
Assets
Cash and cash equivalents	$143,617	$115,863
Trade accounts receivable, net	779,520	578,558
Inventories	1,401,615	1,283,331
Other current assets	262,984	265,914
Total current assets	2,587,736	2,243,666

Property, net	571,744	579,883
Intangible assets and goodwill	994,388	1,004,143
Other noncurrent assets	261,150	262,356
Total assets	$4,415,018	$4,090,048

Liabilities
Accounts payable and accrued liabilities	$889,536	$781,296
Notes payable	40,802	36,192
Accounts Receivable Securitization Facility	225,000	181,790
Total current liabilities	1,155,338	999,278
Long-term debt	1,523,000	1,467,000
Other noncurrent liabilities	358,252	393,147
Total liabilities	3,036,590	2,859,425

Equity	1,378,428	1,230,623
Total liabilities and equity	$4,415,018	$4,090,048

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 28, 2014	June 29, 2013
Operating Activities:
Net income	$196,138	$172,965
Depreciation and amortization	46,040	45,630
Other noncash items	6,796	10,805
Changes in assets and liabilities, net	(244,036)	(211,074)
Net cash from operating activities	4,938	18,326

Investing Activities:
Purchases/sales of property and equipment, net, and other	(19,667)	(16,173)

Financing Activities:
Cash dividends paid	(59,731)	(19,797)
Net borrowings on notes payable, debt and other	102,349	58,352
Net cash from financing activities	42,618	38,555
Effect of changes in foreign currency exchange rates on cash	(135)	(1,199)
Change in cash and cash equivalents	27,754	39,509
Cash and cash equivalents at beginning of year	115,863	42,796
Cash and cash equivalents at end of period	$143,617	$82,305

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Gross profit, as reported under GAAP	$504,354	$435,482	$861,131	$762,781
Acquisition, integration and other action related charges	3,835	—	18,662	—
Gross profit, as adjusted	$508,189	$435,482	$879,793	$762,781
As a % of net sales	37.9%	36.3%	36.6%	35.6%

Selling, general and administrative expenses, as reported under GAAP	$297,230	$254,035	$582,219	$496,191
Acquisition, integration and other action related charges	(20,210)	—	(48,020)	—
Selling, general and administrative expenses, as adjusted	$277,020	$254,035	$534,199	$496,191
As a % of net sales	20.6%	21.2%	22.2%	23.1%

Operating profit, as reported under GAAP	$207,124	$181,447	$278,912	$266,590
Acquisition, integration and other action related charges included in gross profit	3,835	—	18,662	—
Acquisition, integration and other action related charges included in SG&A	20,210	—	48,020	—
Operating profit, as adjusted	$231,169	$181,447	$345,594	$266,590
As a % of net sales	17.2%	15.1%	14.4%	12.4%

Net income, as reported under GAAP	$154,578	$121,586	$196,138	$172,965
Acquisition, integration and other action related charges included in gross profit	3,835	—	18,662	—
Acquisition, integration and other action related charges included in SG&A	20,210	—	48,020	—
Tax effect on actions	(3,992)	—	(10,857)	—
Net income, as adjusted	$174,631	$121,586	$251,963	$172,965

Diluted earnings per share, as reported under GAAP	$1.51	$1.19	$1.92	$1.70
Acquisition, integration and other action related charges	0.20	—	0.55	—
Diluted earnings per share, as adjusted	$1.71	$1.19	$2.47	$1.70